Exhibit 99.6

Consent of Craig-Hallum Capital Group LLC

We hereby consent to the inclusion of our opinion letter, dated November 28, 2022, to the Board of Directors of Twin Ridge Capital Acquisition Corp. as Annex J to, and to the references to such opinion in, the proxy statement/prospectus included in the Registration Statement on Form F-4 (including any amendments and supplements thereto, the “Registration Statement”) of Carbon Revolution Limited (formerly known as Poppetell Limited).

Notwithstanding the foregoing, it is understood that our consent is being delivered in connection with the Registration Statement and our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other registration statement, proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CRAIG-HALLUM CAPITAL GROUP LLC
/s/ Steve Dyer
Name:	Steve Dyer
Title:	CEO

Minneapolis, MN
February 27, 2023